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Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

SOUTH FORT MEADE PARTIAL SETTLEMENT TO ALLOW LIMITED MINING

PLYMOUTH, MN, October 27, 2010 – The Mosaic Company (NYSE: MOS) announced today that it has reached an agreement that would allow limited mining of the Hardee County Extension of its South Fort Meade phosphate rock mine. The agreement is with certain environmental groups that brought a lawsuit in federal district court contesting the U.S. Army Corps of Engineers issuance of a federal wetlands permit for the Hardee County Extension, and follows a July 30, 2010, preliminary injunction by the court that temporarily prevents the Company from relying on the permit. Following the preliminary injunction, the Company had indefinitely idled the South Fort Meade mine.

The agreement would allow mining to proceed on approximately 200 acres out of the 10,583 acre Hardee County Extension, for an estimated four month period. The mining permitted by the agreement is the same as the Company was seeking in its request for relief to the court in a motion for limited stay of the preliminary injunction. In connection with the settlement, the Company agreed not to mine approximately 40 acres of the Hardee County Extension, including 14.3 acres of wetlands which will be preserved through a conservation easement.

The settlement agreement, which is subject to court approval, will be submitted to the federal district court in a joint motion for a limited stay of the preliminary injunction.

“The Hardee County Extension permit is the most extensive and environmentally protective phosphate mining permit in Florida’s history,” said Richard Mack, Mosaic Executive Vice President and General Counsel. “We appreciate the plaintiffs’ willingness to identify a sensible compromise, which will allow our South Fort Meade mine employees to return to work while the litigation continues. As we move forward, we aim to continue a constructive dialogue with the environmental community to promote a better understanding of our respective interests.”

The Company currently estimates that it will take approximately thirty days for the South Fort Meade mine to reopen and begin deliveries of phosphate rock to its phosphate concentrates plants.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash crop nutrients and feed ingredients for the global agricultural industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including court approval of the agreement to allow limited mining of the Hardee County Extension, other orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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